Exhibit 5.5

April 9, 2013

Navios South American Logistics Inc.

Aguada Park Free Zone

Paraguay 2141, Of. 1603

Montevideo, Uruguay

Dear Sirs,

We have acted as special counsel in Uruguay to the guarantors listed in Annex I (the “Covered Guarantors”) in connection with the offer by Navios South American Logistics Inc., a Marshall Islands Corporation (the “Company”) and Navios Logistics Finance (US) Inc., a Delaware Corporation (“Navios Finance” and, together with the Company, the “Co-Issuers”), to exchange up to $90,000,000 in aggregate principal amount of the Co-Issuers’ new 9 1/4% Senior Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its 9 1/4% Senior Notes due 2019 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.”

In order to issue this opinion, we have analyzed and considered the documents listed below:

1.

The Indenture dated April 12, 2011 together with the First Supplemental Indenture dated April 28, 2011, the Second Supplemental Indenture dated July 26, 2011, the Third Supplemental Indenture dated December 19, 2012 and the Fourth Supplemental Indenture dated March 12, 2013, among the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 9 1/4% Senior Notes due 2019 (the “Indenture”),

2.	The Notes; and

3.	The Guarantees.

The documents referred to in 1, 2 and 3 are collectively referred to as the “Note Documents”.

We have also reviewed the Bylaws, Board of Directors’ Minutes Book, Shareholders’ Meetings Minutes Book and Shareholders’ Meeting Attendance Book of the Covered Guarantors.

For purposes of this legal opinion, we have assumed, without independent investigation, that: (i) all the documents provided to us for such purpose are faithful copies of the original documents; and (ii) that such original documents are authentic.

We have also assumed, without investigation, that any certificate or other documentation on which we have relied that was given or dated earlier than the date of this opinion, has remained accurate from such earlier date through and including the date of this letter, and that there are no provisions of the laws of any jurisdiction outside Uruguay or agreements of any kind whether mentioned or not in this letter, which would have any implication on the opinions expressed herein and that the Note Documents comply with all applicable laws, statutes, ordinances, rules, regulations of any jurisdiction outside Uruguay.

Words in capitals letters shall have the meaning ascribed to them in each of the Note Documents.

Based on the foregoing, and subject to the further qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

(i) Each Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Uruguay.

(ii) Each Covered Guarantor has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and to enter into and perform its obligations under the Note Documents to which it is a party.

(iii) Each Covered Guarantor has duly authorized, executed and delivered the Note Documents to which it is a party.

(iv) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency of Uruguay is necessary or required by any Covered Guarantor in connection with the due execution, delivery and performance of the Note Documents to which it is a party.

(v) The execution, delivery and performance by each Covered Guarantor of the Note Documents to which it is a party do not and will not result in any violation of the provisions of the charter or by-laws of each Covered Guarantor or any applicable Uruguayan law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any Uruguayan government, government instrumentality or court.

The opinions expressed herein, are generally qualified as follows:

a. We are members of the bar in the Republic of Uruguay and do not purport to be experts on, or familiar with, the laws of any other state, country or jurisdiction. Accordingly, the opinions expressed herein are based as to matters of law solely on applicable provisions of Uruguayan Law. We express no opinion as to any other laws, statutes, ordinances, rules, or regulations.

b. The opinions expressed herein are based upon the laws of the Republic of Uruguay as in effect on the date hereof and are subject to any change in such law, including judicial and administrative interpretations thereof, which may occur or be reported subsequent to the date hereof.

c. This opinion letter is limited to the analysis of the above mentioned documents and no opinions may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.2 to the Registration Statement.

Very truly yours,

Ferrere Abogados

ANNEX 1

For purposes of this opinion, Covered Guarantors are the following Uruguayan corporations:

i.	Corporación Navios S.A.

ii.	Nauticler S.A.

iii.	Compañía de Transporte Fluvial Internacional S.A.

iv.	Ponte Río S.A.

v.	Petrovía Internacional S.A.